EXHIBIT 99.21

Wednesday, August 17, 2005

Press Release

SOURCE: Cord Blood America, Inc.

Cord Blood America Names Medical Advisory Board; Leaders from Broad Range of Blood and Stem Cell Disciplines to Advise Company

Los Angeles, CA, August 17, 2005 – Cord Blood America, Inc. (OTC BB: CBAI), an umbilical cord blood stem cell preservation company, is pleased to announce the formation of an expert Medical Advisory Board to provide the company direction in addressing Cord Blood America’s Stem Cell Preservation business.

The Company has recruited experts representing diverse disciplines in the Hematology, Oncology, Pathology, Blood and Marrow Transplantation field.

“The Medical Advisory Board was designed to adapt and respond quickly to the evolving requirements of stem cell industry by drawing upon the board’s broad experience,” said Matt Schissler, Chairman and CEO of Cord Blood America. “We are pleased to have recruited such a qualified and distinguished group of experts. They will ensure that our efforts are aligned with the latest findings of leading researchers and government officials and proactively serve the current and future needs of Cord Blood America’s stem cell preservation services.”

Joining the Advisory Board are:

Gayl Rogers Chrysler, RN, MBA. — National Director of Operations, Cord Blood Program, National American Red Cross, Washington DC and Director, Cord Blood America -- Chairman of the Advisory Board

Ms. Chrysler has over 25 years experience in the blood banking and cord blood banking industry. She is the National Director of Operations, Cord Blood Program for the National American Red Cross. In this role since 2003, she leads the development and implementation of strategy systems and partnerships to achieve optimal efficiency and the highest product quality at national collection and storage sites.

D. Ted Eastlund MD — Co-Director, Division of Transfusion Medicine and Assistant Professor at University of Minnesota Medical School, Minneapolis, MN

Dr. Eastlund also serves as Medical Director, Blood Bank & Transfusion Services; Attending Physician of the Blood Bank at Fairview-University Medical Center, Minneapolis, Minnesota; and Medical Director, Transfusion Services at the Veteran’s Administration Medical Center, Minneapolis, MN. Dr. Eastlund has dedicated his professional life of more than 30 years to enabling the community to donate blood, cells, tissues and organs that are in adequate supply, safe and effective for use by others in the community and nation.

He has served as a committee member, officer and board member of national professional organizations to establish standards of medical practice, promote research and education and, on behalf of the professional organization, has testified before Congress.

Leonard S. Sender MD — Director, Clinical Oncology Services, UCI Medical Center

Dr. Sender is also the Division Chief, Oncology/Blood & Marrow Transplantation of the Children’s Hospital of Orange County (CHOC) Pediatric Subspecialty Faculty, in Orange, CA. Additionally, he serves as Medical Director of the CHOC Cord Blood Bank, a facility that accepts publicly donated cord blood samples, and the Medical Director of the CHOC Cancer Institute. Along with his duties as the Director of Clinical Oncology Services at UCI Medical Center, he serves as Division Chief of Pediatric Oncology, the Chair of the Cancer Committee, and the Deputy Clinical Director of the Chao Family Comprehensive Cancer Center at UCI Medical Center in Orange, CA. Dr. Sender has spent nearly 25 years as an expert in Hematology, Oncology, and Blood and Marrow Transplantation with a special emphasis in Pediatrics.

Eric M Senaldi MD -- Director of Medical Affairs, The Blood Center of New Jersey, Medical Director, Central Jersey Blood Center and President & Medical Director, Apherex, Inc.

Dr. Senaldi served as a Member of the New Jersey Department of Health Committee to revise state regulations regarding blood collection and transfusion from 2003-2004. He previously held director level positions with New York Blood Services, Long Island Blood Services and the Southwest Florida Blood Bank. In the past 20 years, Dr. Senaldi has developed expertise in the areas of Anatomic & Clinical Pathology, Blood Banking/Transfusion Medicine.

This press release is available on the Cord Blood America IR HUB for investor commentary, feedback and questions. Investors are asked to visit http://www.agoracom.com/IR/CordBloodAmerica . Alternatively, investors are asked to e-mail all questions and correspondence to CBAI@agoracom.com where they can also request addition to the investor e-mail list to receive all future press releases and correspondence directly.

About Cord Blood America

Cord Blood America (OTC BB: CBAI) is the parent company of Cord Partners, which facilitates umbilical cord blood stem cell preservation for expectant parents and their children. Its mission is to be the most respected stem cell preservation company in the industry. Collected through a safe and non-invasive process, cord blood stem cells offer a powerful and life-saving resource for treating a growing number of ailments, including cancer, leukemia, or blood and immune disorders. For more information on how this precious lifeline can benefit your family, visit www.cordpartners.com.

Forward-Looking Statements

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate,” “believe,” “expect,” “future,” “intend,” “plan,” and similar expressions to identify forward-looking statements. Forward-looking statements include, without limitation, our ability to increase income streams, to grow revenue and earnings, and to obtain additional cord blood banking revenue streams. These statements are only predictions and are subject to certain risks, uncertainties and assumptions, which are identified and described in the Company’s public filings with the Securities and Exchange Commission.

Investor Relations

AGORA Investor Relations

http://www.agoracom.com/IR/CordBloodAmerica

http://www.cordblood-america.com

CBAI@agoracom.com